Letter to Shareholders: Q3 2026
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Key quarterly metrics
Dear Root Shareholders
In the third quarter, Root delivered another quarter of strong profitability while continuing to advance the products, technology, and distribution capabilities designed to drive our next phase of growth. We generated $381 million of revenue, $14 million of net income, and $34 million of adjusted EBITDA, producing approximately 18% annualized return on equity. Since our last shareholder letter, we renewed our relationship with Carvana. We also launched the Hyundai Secure+ Powered by Root pilot, expanded into Wyoming, and completed development of our latest proprietary pricing model, which we expect will deliver our largest improvement in predictive power to date.
Personal auto competition intensified during the quarter as large carriers increased marketing, broadened underwriting appetite, lowered average premiums, and competed more aggressively for growth. We remained disciplined in Direct and deployed capital only where expected returns met our thresholds. In a cyclical insurance market, that discipline is a prerequisite for compounding value.
During the quarter, this discipline meant intentionally trading off incremental policy growth in the Direct channel when expected returns fell below our threshold.

2

Letter to Shareholders: Q3 2026
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Discipline, however, does not mean standing still. On the contrary, that discipline provides the financial strength to continue investing in the products and capabilities that we believe will create durable long-term growth. New writings across our Partnership channel grew 19% year over year and represented 52% of total new writings, up from 44% in the prior-year period. Our embedded partnerships show how insurance can fit naturally into vehicle ownership: Carvana Insurance Built with Root demonstrates the customer value of making insurance part of the vehicle purchase, while the Hyundai Secure+ Powered by Root pilot brings insurance directly into vehicle affordability. Our latest proprietary pricing model strengthens the pricing engine beneath each channel, while agentic commerce and connected-vehicle experiences can create new ways for customers to discover, buy, and use insurance.
Together, these investments represent the strategic progress necessary to grow through cycles and enter our next phase of expected profitable growth. We cannot control when market conditions will shift, but we can control how well prepared Root is when they do.
Highlights for the third quarter include:
1.Generated $381 million of revenue, $14 million of net income, and $34 million of adjusted EBITDA, while producing approximately 18% annualized return on equity.
2.Delivered a 97.2% net combined ratio, improving 4.9 points year-over-year, and a 61.1% gross accident period loss ratio, within our long-term target range of 60% to 65%.
3.Ended the quarter with 484 thousand policies in force, up 4% year-over-year and broadly stable sequentially. Gross written premium and gross earned premium were $358 million and $356 million, down 8% and 5% year-over-year, respectively.
4.Grew Partnership new writings, including independent agents 19% year-over-year; together, the channels represented 52% of total new writings, up from 44% in the prior-year period.
5.Renewed and extended our commercial relationship with Carvana through August 2028; since September 2022 through August 2026, more than 250,000 Root policies have been written through Carvana’s integrated insurance experience.
6.Launched the Hyundai Secure+ Powered by Root pilot in 14 Phoenix-area Hyundai dealerships, offering six months of Root auto insurance at no cost to customers who purchase or lease a new Hyundai through Hyundai Capital America, for eligible customers who qualify for coverage under Root's underwriting criteria.
7.Expanded into Wyoming, bringing Root to 38 states and expanding our reach to approximately 82% of the U.S. population; completed development of our latest proprietary pricing model.
The drivers of future growth are already in motion.

Letter to Shareholders: Q3 2026
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Scale Up Period
Collecting data and iterating
Challenge Period
Rapid inflation
Galvanized by the Challenge
Record loss ratios with rapid growth
COVID-19
Inflation
Record Performance
$357.5M
61.1%
Gross accident period loss ratio
Gross premiums written
130%
120%
110%
100%
90%
80%
70%
60%
50%
$450M
$400M
$300M
$250M
$200M
$150M
$100M
$0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2018
2019
2020
2021
2022
2023
2024
2025
2026

Scalable, Profitable Growth
Root’s growth strategy is built on five reinforcing levers: more sophisticated pricing; broader Direct reach through state expansion; scaled embedded partnerships; growing independent agent distribution within our Partnership channel; and new products and shopping experiences. Each lever runs on the same pricing, underwriting, claims, and policy infrastructure, allowing us to expand reach without recreating the operating system beneath it.
Embedded insurance at scale
Our partnerships show how insurance can fit naturally into vehicle ownership: Carvana Insurance Built with Root demonstrates the customer value of making insurance part of the vehicle purchase, while the Hyundai Secure+ Powered by Root pilot directly addresses the challenge of vehicle affordability.
In August, we renewed and extended our commercial relationship with Carvana through August 2028.
The renewal demonstrates the value of embedded insurance to customers at scale. Vehicle buyers should not have to leave a high-intent purchase to complete a separate insurance process. Carvana Insurance Built with Root makes the experience more convenient by bringing real-time pricing, underwriting, and policy issuance directly into the transaction.
The relationship also demonstrates the value of Root's technology to partners. The renewed agreement reflects the value both companies see in the integrated experience and creates a foundation to continue improving the product, integration, and customer experience.

Letter to Shareholders: Q3 2026
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A new approach to vehicle affordability
Insurance is an important part of the total cost of vehicle ownership. In October, we partnered with Hyundai Motor America to address that customer need through the Hyundai Secure+ Powered by Root pilot program in 14 Phoenix-area Hyundai dealerships. Customers who finance or lease a new Hyundai through Hyundai Capital America can receive six months of Root auto insurance at no cost,for eligible customers who choose to enroll and qualify for coverage under Root's underwriting criteria. This program allows us to meet customers at a highly relevant moment through a seamless digital experience and automated underwriting.
Deeper OEM integrations can position Root to build more seamless insurance products across the vehicle ownership journey, from purchase through claims, supported by richer, real-time data directly from the vehicle. They can also give us a front-row view of how connected vehicles, driver assistance, and automation are changing driving risk, allowing us to adapt our pricing and products as the technology advances.
Expanding where and how customers find Root

Following our New Jersey launch in July, we expanded into Wyoming in October, bringing Root to 38 states. Each launch expands our addressable market, while a larger footprint makes Root more useful to national partners by allowing successful distribution relationships to scale across more of the country.

Buying car insurance has never been an experience people enjoy. It is time-consuming, repetitive, and often confusing. AI agents can take much of that work off the customer’s hands, making it easier to compare price and coverage and reducing friction throughout the shopping and purchase process. As shopping becomes easier, customers can shop more often, shifting advantage away from broad brand spending and bundled relationships and toward carriers that deliver the best price, coverage, and experience.

Letter to Shareholders: Q3 2026
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That change plays directly to Root’s strengths. Our API-based architecture lets us integrate quickly into digital shopping environments. Our pricing and underwriting systems use real-time data to evaluate each customer against target returns, while our focus on auto allows us to move faster without coordinating decisions across a portfolio of bundled products. We already acquire customers in environments where price and speed matter and are adapting our Direct quote experience for emerging agentic tools. Together, these capabilities position Root to win as agentic commerce scales.

Partnerships as a Percentage of New Writings
75%
50%
25%
—%
44%
45%
46%
51%
52%
Q3 2025
Q4 2025
Q1 2026
Q2 2026
Q3 2026

Building The End-to-End AI Insurance System
Pricing remains the bedrock of Root. Better segmentation allows us to improve expected returns and offer more competitive rates to customers whose risk is better than the market recognizes. It also expands the population we can serve profitably, making pricing one of our most important growth levers. Recent double-digit rate reductions in Florida and Ohio demonstrate this capability in practice: when loss trends improve, our models allow us to respond quickly, improve value for customers and maintain target returns.
We completed development of our latest proprietary pricing model and began deploying it in the fourth quarter. We expect it to deliver our largest improvement in predictive power to date. It is designed to improve segmentation, customer lifetime value, and rate competitiveness, helping us identify more customers for whom Root can offer a compelling price while maintaining target returns.

Root is a technology company built to automate insurance end-to-end. We own the systems that acquire customers, price and underwrite risk, issue and service policies, and support claims routing and resolution. Because we built these systems ourselves, we have deep expertise in how pricing, underwriting, and claims work together. What we learn in claims can make our pricing smarter, and what we learn in pricing can improve our underwriting. That knowledge compounds over time.

Letter to Shareholders: Q3 2026
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Our vision is an insurance system that operates end to end through AI and automation. AI has the potential to accelerate software development, continuously improve pricing and underwriting, automate routine policy servicing, and make claims faster and more accurate. Automation handles repeatable work in real time, allowing our people to focus on the moments where judgment, creativity, and empathy create the most value.
This integrated system lets us test, learn, and redirect resources quickly. We believe that the ability to compound learning and move quickly is a durable competitive advantage.

Gross accident period loss ratio

Financials
Third quarter revenue was $381 million of revenue compared to $388 million in the prior-year period. Net income was $14 million, compared with a net loss of $5 million in the prior-year period and adjusted EBITDA was $34 million, broadly consistent with the prior-year period. These results represented approximately 18% annualized return on equity and further demonstrated the earnings power of the business while we continued investing in future growth.
Gross written premium was $358 million and gross earned premium was $356 million, down 8% and 5% year-over-year, respectively, reflecting lower premium per policy and our continued discipline in Direct as carriers competed more aggressively for growth. Policies in force ended the quarter at 484 thousand, up 4% year-over-year and broadly stable sequentially.
Underwriting remained strong. Our 97.2% net combined ratio improved 4.9 points year-over-year, while gross accident period loss ratio was 61.1%, within our long-term target range of 60% to 65%. Importantly, third quarter profitability further demonstrated the underlying earnings power of our pricing and underwriting model.

Letter to Shareholders: Q3 2026
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Our approach to capital allocation follows the same discipline we apply across the business. We deploy capital toward the opportunities we believe offer the most attractive long-term returns. During the third quarter, we repurchased $36.2 million of Root shares, excluding transaction costs, under our $75 million share repurchase authorization, while continuing to invest in organic growth, technology and pricing, partnerships, and strategic opportunities.

Looking Forward
Root is innovating from a position of financial strength and laying the foundation for the next phase of expected profitable growth. These investments are already producing tangible operating progress: Partnership new writings grew 19% year-over-year and represented 52% of total new writings; we renewed our relationship with Carvana; launched the Hyundai Secure+ Powered by Root pilot; expanded our footprint through New Jersey and Wyoming; and began deploying our latest proprietary pricing model.
We cannot control when competitive conditions will shift, but we can ensure Root is prepared when they do. Our integrated insurance system, expanding distribution, connected-vehicle capabilities and preparation for agentic commerce give us more ways to reach customers and price risk accurately while maintaining target returns.
We will pursue these opportunities with the same underwriting and capital discipline that produced this year's profitability. We are not chasing growth for its own sake. We are building the pricing, products, and distribution that we believe can compound profitable growth and customer value over time.
Our goal remains to build the largest and most profitable personal lines insurance carrier in the United States. We believe we will get there by continuing to deliver innovative products and experiences that customers value, supported by precise pricing, disciplined underwriting, and systems built to adapt as customer needs change.
Thank you to our team members for their hard work, to our customers for their trust, and to our shareholders for their support.

Alex Timm
Co-Founder & CEO

Letter to Shareholders: Q3 2026
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Non-GAAP financial measures
This letter and statements made during our earnings webcast may include information relating to Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures" and are defined below. These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.
In addition, Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.
Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels, (4) review and assess the performance of our management team, including when determining incentive compensation, (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
For more information regarding the non-GAAP financial measures discussed in this letter, please see “Non-GAAP financial measures,” “Reconciliation of Total Revenue to Direct Contribution” and “Reconciliation of Net Income (Loss) to Adjusted EBITDA” below and in Root’s Quarterly Report on Form 10-Q at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Letter to Shareholders: Q3 2026
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Defined Terms & Glossary
We utilize the following definitions for terms used in this letter.
AI: Artificial intelligence
Direct Contribution
We define direct contribution, a non-GAAP financial measure, as gross profit excluding net investment income, net realized gains on investments, acquisition expenses, which include report costs and commission expenses related to our partnership channel, and fixed expenses, which include certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, overhead allocated based on headcount, or Overhead, and salaries, health benefits, bonuses, employee retirement plan-related expenses and employee share-based compensation expense, or Personnel Costs, licenses, professional fees and other expenses. Further impacts related to reinsurance are excluded, these consist of ceded premiums earned, ceded loss and LAE, and net ceding commission and other. Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, amortization of excess ceding commission, and other impacts of reinsurance ceded which are included in other insurance expense. After these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business. We view direct contribution as an important metric because we believe it measures profitability of our total policy portfolio prior to the impact of reinsurance.
Adjusted EBITDA
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, loss on extinguishment of debt, warrant compensation expense, restructuring charges, certain legal fees and other items that do not reflect our ongoing operating performance. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.
Encumbered Capital
We define encumbered capital as cash and cash equivalents held within our regulated insurance entities.
Unencumbered Capital
We define unencumbered capital as unrestricted cash and cash equivalents held outside of our regulated insurance entities. This amount includes borrowed funds that are subject to certain minimum liquidity covenants.

Letter to Shareholders: Q3 2026
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Gross Accident Period Loss Ratio
Gross accident period loss ratio, expressed as a percentage, represents all losses and claims expected to arise from insured events that occurred during the applicable period regardless of when they are reported and finally settled divided by gross premiums earned for the same period. The gross accident period loss ratio is remeasured each reporting period to reflect updated estimates of ultimate losses as they develop.
Distribution Channels
•Direct: seamless experiences driven by performance marketing and organic traffic connecting consumers directly to the product.
◦Digital. Our direct digital channel is designed to drive volume by efficiently capturing high-intent customers. We accomplish this by meeting our customers within platforms they use extensively such as search engines or select marketplace platforms where consumers are actively shopping for insurance. We deploy dynamic data science models to optimize advertising, targeting, and bidding strategies across our digital platforms, aligning customer acquisition cost to expected lifetime value of the potential customer.
◦Referral. We encourage our existing customers to spread our value proposition. Our referral channel compensates existing customers who refer new customers who subsequently complete a test drive. This channel facilitates community-based growth to those who value our fair and transparent approach to insurance. This is our lowest cost acquisition channel and an important aspect of our ongoing distribution and brand strategy.
◦Channel Media. We build consideration and drive intent through household-level targeted media channels including direct mail, social media, and digital media. We conduct experimental structured tests across media channels and geographies through a disciplined test-and-learn approach to evaluate new tactics. These efforts are intended to support expansion beyond high-intent acquisition channels while maintaining focus on efficiency and long-term value creation. We utilize these media channels to drive awareness when launching in new markets and to target prospective customers in active states.

Letter to Shareholders: Q3 2026
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•Partnership: a wide array of integrations, spanning early-stage marketing partnerships through fully embedded user experiences.
◦Automotive & Financial Services. We build upon or within the mobile and web customer experiences of our automotive and financial services distribution partners to reach a captive customer base with an integrated solution. Our flexible technology stack allows us to meet our partners where they are with the best solution for them with varying levels of connectivity, including our proprietary and fully integrated application which removes the need for the customer to ever visit a Root website to purchase and bind a policy. While these partnerships take time to onboard and launch, over the long term, we believe our platform will deliver a seamless bind experience, creating a differentiated customer experience in this channel. We expect increased penetration of this channel over time as we seek to grow relationships with other automotive and financial service companies with relevant customer bases.
◦Independent Agent. We continue to invest in a product to bring the speed and ease of our technology to the independent agent channel. This channel provides access to a larger demographic of customers and we believe it has staying power. We developed an efficient quote and bind process through our independent agent platform that enables simplified distribution from independent agents to their customers. Technology is at the core of the experience, enabling licensed independent agents to onboard quickly and seamlessly integrate with the comparative raters that many are already using. This allows us to offer our insurance products to customers alongside other established insurance carriers. The technology driven approach makes this an appealing platform for independent agents and an efficient acquisition channel for us.
About Root, Inc.
Founded in 2015 and based in Columbus, Ohio, Root, Inc. (NASDAQ: ROOT) is the parent company of Root Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience. The Root app has roughly 19 million app downloads and has collected 38 billion miles of driving data to inform its insurance offerings.
For further information on Root, please visit root.com.

Letter to Shareholders: Q3 2026
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Root Insurance Company and Root Property & Casualty Insurance Company are headquartered in Columbus, Ohio, with renters insurance available through Root Insurance Company in Arkansas, Georgia, Kentucky, Missouri, Nevada, New Mexico, Ohio, Tennessee, and Utah. Root, Inc. is active in 38 markets for auto insurance: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Jersey, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming. Business is underwritten by Root Insurance Company and/or Root Property & Casualty Insurance Company depending on the market. In Texas, we also write business as a Managing General Agent, underwritten by Redpoint County Mutual Insurance Company. Carvana Insurance built with Root is exclusively offered, subject to limited exceptions, in the states where Root writes insurance.

Letter to Shareholders: Q3 2026
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Forward-looking statements
This letter contains—and statements made during the above-referenced webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “path,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These include, but are not limited to, statements concerning the following:
•our share repurchase expectations;
•the anticipated benefits of our senior secured term loan;
•our expected financial results for 2026;
•our ability to retain existing customers, acquire new customers and expand our customer reach;
•our expectations regarding our future financial performance, including total revenue, gross profit, net income (loss), direct contribution, adjusted EBITDA, net loss and loss adjustment expense, or LAE, ratio, net expense ratio, net combined ratio, gross loss ratio, marketing costs and costs of customer acquisition, gross LAE ratio, gross expense ratio, gross combined ratio, operating expenses, quota share levels, changes in unencumbered cash balances and expansion of our new and renewal premium base;
•our ability to realize profits, acquire customers, retain customers, contract with additional partners to utilize the products, or achieve other benefits from our embedded insurance offering;
•our ability to expand our distribution channels through additional partnership relationships, digital media, independent agents and referrals;
•our ability to maintain, and drive a significant long-term competitive advantage through, our partnership with Carvana Group, LLC, or Carvana, and other partnerships, such as our partnerships with Hyundai Capital America, including the Hyundai Secure+ program, Toyota, Experian and Jerry;
•our ability to develop products for embedded insurance and other partners;
•the impact of geopolitical instability, supply chain disruptions, increasing inflation, a potential increase in tariffs or the implementation of new tariffs, a recession and/or disruptions to properly functioning financial and capital markets and interest rates on our business and financial condition;
•our ability to remain profitable and extend our capital runway;
•our goal to be licensed in all contiguous states in the United States and the timing of obtaining additional licenses and launching in new states;

Letter to Shareholders: Q3 2026
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•the accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage existing and additional data;
•our ability to materially improve retention rates and our ability to realize benefits from retaining customers;
•our ability to underwrite risks accurately and charge profitable rates;
•our ability to maintain our business model and improve our capital and marketing efficiency;
•our ability to drive improved conversion and decrease the cost of customer acquisition;
•our ability to maintain and enhance our brand and reputation;
•our ability to effectively manage the growth of our business;
•our ability to raise additional capital efficiently or at all;
•our ability to improve our product offerings, introduce new products and expand into additional insurance lines;
•our ability to cross sell our products and attain greater value from each customer;
•our ability to compete effectively with existing competitors and new market entrants in our industry;
•future performance of the markets in which we operate;
•our ability to operate a “capital-efficient” business and obtain and maintain desirable levels of reinsurance;
•the effect of further reductions in the utilization of reinsurance, which would result in retention of more premium and losses and could cause our capital requirements to increase;
•our ability to realize economies of scale;
•our ability to attract, motivate and retain key personnel, or hire personnel, and to offer competitive compensation and benefits;
•our ability to deliver a vertically integrated customer experience;
•our ability to develop products that utilize telematics to drive better customer satisfaction and retention;
•our ability to protect our intellectual property and any costs associated therewith;
•our ability to develop an autonomous claims experience;
•our ability to take rate action early and react to changing environments;
•our ability to meet risk-based capital requirements;
•our ability to realize benefits from our Texas county mutual fronting arrangement;

Letter to Shareholders: Q3 2026
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•our ability to expand domestically;
•our ability to comply with laws and regulations that currently apply or become applicable to our business;
•the impact of litigation or other losses;
•changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence, telematics data and the consent to use telematics data, connected-car data, and other sources of data, or relating to taxation, including changes in tax regulations, or guidance promulgated pursuant to the new legislation implemented in the One Big Beautiful Bill Act;
•the impact of moratoriums, mandates and similar regulations or requests related to federal government shutdowns or other economic disruptions that negatively impact our ability to charge or increase premiums or result in increased premium write-offs;
•our ability to defend against cybersecurity threats and prevent, or recover from, a security incident or other significant disruption of our technology systems or those of our partners and third-party service providers;
•the effect of interest rates on our available cash and our ability to maintain compliance with our senior secured term loan;
•our ability to maintain proper and effective internal control over financial reporting; and
•the growth rates of the markets in which we compete.
Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.
Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2025 Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other filings with the SEC at http://ir.joinroot.com or the SEC’s website at www.sec.gov.
Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. We assume no obligation to update such statements.

Letter to Shareholders: Q3 2026
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Financial statements

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
	As of
	September 30,	December 31,
	2026	2025
	(in millions, except par value )
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $443.4 and $383.1 at September 30, 2026 and December 31, 2025, respectively)	$431.7	$387.0
Short-term investments (amortized cost: $2.0 and zero at September 30, 2026 and December 31, 2025, respectively)	2.0	—
Other investments	—	4.4
Total investments	433.7	391.4
Cash and cash equivalents	596.3	669.3
Restricted cash and cash equivalents	75.3	20.6
Premiums receivable, net of allowance of $8.3 and $8.9 at September 30, 2026 and December 31, 2025, respectively	328.6	332.8
Reinsurance premiums receivable, net of allowance of zero at September 30, 2026 and December 31, 2025	83.0	96.3
Reinsurance recoverable, net of allowance of $0.1 at September 30, 2026 and December 31, 2025	21.3	33.5
Deferred policy acquisition costs	48.3	44.4
Other assets	83.4	86.2
Total assets	$1,669.9	$1,674.5
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$493.1	$483.6
Unearned premiums	385.5	393.7
Long-term debt	197.5	200.3
Premiums payable	83.6	96.7
Accounts payable and accrued expenses	48.7	74.2
Other liabilities	22.5	29.7
Total liabilities	1,230.9	1,278.2
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 100.0 shares authorized, 14.1 shares issued and outstanding at September 30, 2026 and December 31, 2025 (redemption value of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 1,000.0 shares authorized, 13.5 shares and 13.7 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Class B convertible common stock, $0.0001 par value, 269.0 shares authorized, 1.8 shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	1,904.6	1,922.0
Accumulated other comprehensive (loss) income	(11.7)	3.9
Accumulated loss	(1,565.9)	(1,641.6)
Total stockholders’ equity	327.0	284.3
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,669.9	$1,674.5

Letter to Shareholders: Q3 2026
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ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in millions, except per share data)
Revenues:
Net premiums earned	$352.8	$360.1	$1,080.0	$1,034.4
Net investment income	8.2	7.0	21.9	25.1
Net realized losses on investments	(0.5)	—	(0.4)	—
Fee income	20.2	19.8	60.3	58.2
Other income	0.6	0.9	2.2	2.4
Total revenues	381.3	387.8	1,164.0	1,120.1
Operating expenses:
Loss and loss adjustment expenses	233.4	239.4	699.5	678.3
Sales and marketing	32.2	40.6	84.8	129.2
Other insurance expense	60.2	67.0	178.0	151.6
Technology and development	15.9	14.7	46.6	39.8
General and administrative	21.3	25.8	61.3	69.9
Total operating expenses	363.0	387.5	1,070.2	1,068.8
Operating income	18.3	0.3	93.8	51.3
Interest expense	3.8	5.3	12.7	15.9
Loss on extinguishment of debt	—	—	4.9	—
Income (loss) before income tax expense	14.5	(5.0)	76.2	35.4
Income tax expense	0.1	0.4	0.5	0.4
Net income (loss)	14.4	(5.4)	75.7	35.0
Net income attributable to participating securities	0.6	—	3.6	1.8
Net income (loss) attributable to common shareholders	13.8	(5.4)	72.1	33.2
Other comprehensive income (loss):
Net income (loss)	14.4	(5.4)	75.7	35.0
Changes in net unrealized (losses) gains on investments	(9.7)	1.2	(15.6)	5.8
Comprehensive income (loss)	$4.7	$(4.2)	$60.1	$40.8
Earnings (loss) per common share: (both Class A and B)
Basic	$0.90	$(0.35)	$4.65	$2.17
Diluted	$0.86	$(0.35)	$4.45	$2.05
Weighted-average common shares outstanding: (both Class A and B)
Basic	15.4	15.4	15.5	15.3
Diluted	16.8	15.4	17.0	17.1

Letter to Shareholders: Q3 2026
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Nine Months Ended September 30,
	2026	2025
	(in millions)
Cash flows from operating activities:
Net income	$75.7	$35.0
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	24.9	26.4
Warrant compensation expense	5.4	17.2
Depreciation and amortization	10.4	8.7
Bad debt expense	29.7	27.1
Loss on extinguishment of debt	4.9	—
Net realized losses on investments	0.4	—
Change in fair value of equity securities	4.4	—
Changes in operating assets and liabilities:
Premiums receivable	(25.5)	(74.3)
Reinsurance premiums receivable	13.3	(14.3)
Reinsurance recoverable	12.2	22.6
Deferred policy acquisition costs	(3.9)	(12.2)
Other assets	9.9	15.3
Losses and loss adjustment expenses reserves	9.5	49.7
Unearned premiums	(8.2)	55.4
Premiums payable	(13.1)	13.6
Accounts payable and accrued expenses	(27.8)	(12.7)
Other liabilities	(8.1)	(21.1)
Net cash provided by operating activities	114.1	136.4
Cash flows from investing activities:
Purchases of investments	(196.5)	(103.2)
Proceeds from maturities, calls and pay downs of investments	46.0	53.6
Sales of investments	82.1	0.3
Capitalization of internally developed software	(10.5)	(9.9)
Purchases of fixed assets	(1.1)	—
Net cash used in investing activities	(80.0)	(59.2)
Cash flows from financing activities:
Proceeds from exercise of stock options and restricted stock units	—	0.3
Taxes paid related to net share settlement of equity awards	(11.3)	(23.4)
Repurchase and retirement of common stock	(36.2)	—
Proceeds from issuance of debt, net of issuance costs	197.7	—
Repayments of long-term debt	(202.6)	—
Net cash used in financing activities	(52.4)	(23.1)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(18.3)	54.1
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	689.9	600.3
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$671.6	$654.4

Letter to Shareholders: Q3 2026
____________________________________________________________________________________________________________
Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2026	2026	2026	2025	2025	2024
	(dollars in millions, except Premiums per Policy)
Policies in force	484,037	483,921	495,429	481,869	466,320	407,313
Premiums per policy	$1,441	$1,479	$1,506	$1,531	$1,581	$1,558
Premiums in force	$1,395.0	$1,431.7	$1,492.2	$1,475.5	$1,474.5	$1,269.2
Gross premiums written	$357.5	$339.7	$389.0	$361.6	$387.2	$331.7
Gross premiums earned	$356.0	$368.1	$370.3	$377.2	$373.1	$317.0
Gross profit	$87.7	$90.9	$107.9	$96.4	$81.4	$98.8
Net income (loss)	$14.4	$25.4	$35.9	$5.3	$(5.4)	$22.8
Direct contribution	$119.9	$124.0	$140.5	$125.6	$127.4	$110.5
Adjusted EBITDA	$33.5	$43.8	$56.8	$28.8	$33.7	$41.6
Net loss and LAE ratio	66.2%	66.0%	62.2%	66.9%	66.5%	66.1%
Net expense ratio	31.0%	26.1%	29.2%	32.8%	35.6%	25.0%
Net combined ratio	97.2%	92.1%	91.4%	99.7%	102.1%	91.1%
Gross loss ratio	58.0%	58.7%	54.5%	59.3%	58.5%	57.1%
Gross LAE ratio	8.0%	7.3%	7.1%	7.0%	7.5%	8.3%
Gross expense ratio	30.8%	25.9%	29.1%	32.5%	35.3%	23.8%
Gross combined ratio	96.8%	91.9%	90.7%	98.8%	101.3%	89.2%
Gross accident period loss ratio	61.1%	61.1%	57.1%	61.4%	56.5%	55.4%

Letter to Shareholders: Q3 2026
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Nine Months Ended September 30,
	2026	2025	2024
	(dollars in millions, except Premiums per Policy)
Policies in force	484,037	466,320	407,313
Premiums per policy	$1,441	$1,581	$1,558
Premiums in force	$1,395.0	$1,474.5	$1,269.2
Gross premiums written	$1,086.2	$1,144.2	$970.6
Gross premiums earned	$1,094.4	$1,088.8	$900.0
Gross profit	$286.5	$290.2	$233.5
Net income	$75.7	$35.0	$8.8
Direct contribution	$384.4	$380.3	$278.2
Adjusted EBITDA	$134.1	$103.2	$68.8
Net loss and LAE ratio	64.8%	65.6%	70.2%
Net expense ratio	28.7%	32.1%	28.1%
Net combined ratio	93.5%	97.7%	98.3%
Gross loss ratio	57.0%	57.6%	59.7%
Gross LAE ratio	7.5%	7.2%	9.2%
Gross expense ratio	28.6%	31.8%	27.2%
Gross combined ratio	93.1%	96.6%	96.1%
Gross accident period loss ratio	59.7%	56.2%	57.7%

Letter to Shareholders: Q3 2026
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended
	September	June 30,	March 31,	December 31,	September 30,	September 30,
	2026	2026	2026	2025	2025	2024
		(dollars in millions)
Total revenue	$381.3	$389.2	$393.5	$397.0	$387.8	$305.7
Loss and loss adjustment expenses	(233.4)	(239.9)	(226.2)	(245.9)	(239.4)	(184.5)
Other insurance expense	(60.2)	(58.4)	(59.4)	(54.7)	(67.0)	(22.4)
Gross profit	87.7	90.9	107.9	96.4	81.4	98.8
Net investment income	(8.2)	(5.0)	(8.7)	(8.6)	(7.0)	(8.0)
Net realized losses (gains) on investments	0.5	—	(0.1)	—	—	—
Adjustments from other insurance expense(1)	38.3	37.1	38.5	34.0	50.1	11.6
Ceded premiums earned	3.2	4.6	6.6	9.9	13.0	37.7
Ceded loss and loss adjustment expenses	(1.4)	(3.2)	(1.9)	(3.9)	(7.0)	(22.8)
Net ceding commission and other(2)	(0.2)	(0.4)	(1.8)	(2.2)	(3.1)	(6.8)
Direct contribution	$119.9	$124.0	$140.5	$125.6	$127.4	$110.5
______________
(1) Adjustments from other insurance expense consists of acquisition expenses, including report costs and commission expenses related to our partnership channel of $32.3 million, $32.0 million, $32.7 million, $28.6 million, $28.5 million, and $8.2 million for Q3 2026, Q2 2026, Q1 2026, Q4 2025, Q3 2025, and Q3 2024, respectively. Adjustments from other insurance expense also consists of fixed expenses, including warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other of $6.0 million, $5.1 million, $5.8 million, $5.3 million, $21.6 million, and $3.4 million for Q3 2026, Q2 2026, Q1 2026, Q4 2025, Q3 2025, and Q3 2024, respectively.
(2) Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, amortization of excess ceding commission, and other impacts of reinsurance ceded.

Letter to Shareholders: Q3 2026
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Nine Months Ended September 30,
	2026	2025	2024
	(dollars in millions)
Total revenue	$1,164.0	1,120.1	$849.8
Loss and loss adjustment expenses	(699.5)	(678.3)	(541.2)
Other insurance expense	(178.0)	(151.6)	(75.1)
Gross profit	286.5	290.2	233.5
Net investment income	(21.9)	(25.1)	(27.2)
Net realized losses on investments	0.4	—	—
Adjustments from other insurance expense(1)	113.9	101.8	51.0
Ceded premiums earned	14.4	54.4	128.8
Ceded loss and loss adjustment expenses	(6.5)	(26.6)	(78.5)
Net ceding commission and other(2)	(2.4)	(14.4)	(29.4)
Direct contribution	$384.4	$380.3	$278.2
______________
(1) Adjustments from other insurance expense consists of acquisition expenses, including report costs and commission expenses related to our partnership channel of $97.0 million, $73.2 million, and $37.9 million for the nine months ended September 30, 2026, 2025, and 2024, respectively. Adjustments from other insurance expense also consists of fixed expenses, including warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other of $16.9 million, $28.7 million, and $13.1 million for the nine months ended September 30, 2026, 2025, and 2024, respectively.
(2) Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, amortization of excess ceding commission and other impacts of reinsurance ceded.

Letter to Shareholders: Q3 2026
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2026	2026	2026	2025	2025	2024
			(dollars in millions)
Net income (loss)	14.4	25.4	$35.9	$5.3	$(5.4)	$22.8
Adjustments:
Interest expense	3.6	4.0	4.6	4.9	5.1	10.9
Income tax expense	0.1	0.2	0.2	0.1	0.4	—
Depreciation and amortization	4.6	2.7	3.1	3.1	4.7	5.2
Share-based compensation	8.9	5.0	11.0	13.7	11.6	4.3
Loss on extinguishment of debt	—	4.9	—	—	—	—
Warrant compensation expense	1.9	1.6	1.9	2.0	17.2	—
Restructuring costs	—	—	—	—	—	—
Other(1)	—	—	0.1	(0.3)	0.1	(1.6)
Adjusted EBITDA	$33.5	$43.8	$56.8	$28.8	$33.7	$41.6
______________
(1) Other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. This includes legal and other fees net of recoveries related to the 2022 misappropriation of funds by a former senior marketing employee of zero, zero, $0.1 million, $(0.3) million, $0.1 million, and $(1.6) million in Q3 2026, Q2 2026, Q1 2026, Q4 2025, Q3 2025, and Q3 2024, respectively.

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA - UNAUDITED
	Nine Months Ended September 30,
	2026	2025	2024
	(dollars in millions)
Net income	$75.7	35.0	$8.8
Adjustments:
Interest expense	12.2	15.4	32.6
Income tax expense	0.5	0.4	—
Depreciation and amortization	10.4	8.6	11.9
Share-based compensation	24.9	26.4	12.7
Loss on extinguishment of debt	4.9	—	—
Warrant compensation expense	5.4	17.2	3.8
Restructuring costs(1)	—	0.1	0.1
Other(2)	0.1	0.1	(1.1)
Adjusted EBITDA	$134.1	$103.2	$68.8
______________
(1) Restructuring costs consist of employee costs and real estate exit costs. This includes zero, $0.1 million, and $0.2 million of depreciation and amortization for the nine months ended September 30, 2026, 2025, and 2024, respectively.
(2) Other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. This includes legal and other fees related to the 2022 misappropriation of funds by a former senior marketing employee of $0.1 million, $0.1 million, and $0.5 million for the nine months ended September 30, 2026, 2025, and 2024, respectively.

Letter to Shareholders: Q3 2026
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
WRITTEN AND EARNED PREMIUM - UNAUDITED
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(dollars in millions)
Gross premiums written	$357.5	$387.2	$1,086.2	$1,144.2
Ceded premiums written	(2.9)	(10.0)	(10.8)	(41.0)
Net premiums written	354.6	377.2	1,075.4	1,103.2

Gross premiums earned	356.0	373.1	1,094.4	1,088.8
Ceded premiums earned	(3.2)	(13.0)	(14.4)	(54.4)
Net premiums earned	$352.8	$360.1	$1,080.0	$1,034.4